EXHIBIT 5.1

               , 2005

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202

Re:	REGISTRATION ON FORM S-4, AS AMENDED, OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF ALLTEL CORPORATION

Ladies and Gentlemen:

     We are acting as counsel to ALLTEL Corporation, a Delaware corporation (the “Company”), in connection with the issuance of shares (the “Shares”) of common stock, par value $1.00 per share, of the Company pursuant to the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 9, 2005, among the Company, Wigeon Acquisition LLC, a Washington limited liability company and wholly-owned subsidiary of the Company, and Western Wireless Corporation, a Washington corporation.

     We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares to be offered and sold, when issued and delivered in accordance with the terms and provisions of the Merger Agreement against receipt of the consideration provided for therein, will be validly issued, fully paid, and nonassessable.

     In rendering this opinion, we have (i) assumed and have not independently verified (a) the due authorization, execution and delivery of the Merger Agreement, (b) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, and (ii) as to certain factual matters, relied upon certificates of public officials and of the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America and reported decisions concerning such laws, in each case as in effect on the date hereof.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Proxy Statement/Prospectus constituting a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,